Exhibit 5.1

Hogan Lovells US LLP 1601 Wewatta Street, Suite 900 Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

November 3, 2023

Board of Directors

McEwen Mining Inc.

150 King Street West, Suite 2800

Toronto, ON

Canada M5H 1J9

To the addressee referred to above:

We are acting as counsel to McEwen Mining Inc., a Colorado corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $200,000,000 in aggregate amount of one or more series of the following securities of the Company: (i) debt securities (the “Debt Securities”); (ii) shares of common stock, no par value per share (the “Common Shares”); (iii) warrants to purchase Debt Securities (“Debt Warrants”); (iv) warrants to purchase Common Shares (“Common Stock Warrants”); (v) units consisting of any of the Company’s other Securities (as defined herein), which units may also include securities of third parties (the “Units”), (vi) subscription rights to purchase Common Shares, Debt Warrants or Common Stock Warrants (“Subscription Rights”); and (vii) subscription receipts that may be exchanged for Debt Securities, Common Shares, Debt Warrants or Common Stock Warrants (“Subscription Receipts” and, together with the Debt Securities, Common Shares, Debt Warrants, Common Stock Warrants and Subscription Rights, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Colorado corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement shall have become effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued pursuant to an indenture for Debt Securities substantially in the form of such indenture incorporated by reference as Exhibit 4.1 to the Registration Statement, with items shown in such exhibit as subject to completion completed in a satisfactory manner (the “Indenture”); (iv) the Indenture will be qualified under the Trust Indenture Act of 1939, as amended; (v) any Debt Warrants will be issued under one or more debt warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vi) any Common Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vii) any Units will be issued under one or more unit agreements, each to be between the Company and a financial institution or other party identified therein as unit agent, (viii) any Subscription Rights will be issued under one or more subscription rights agreements; (ix) any Subscription Receipts will be issued under one or more subscription receipts agreements; (x) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (xi) the Company will remain a Colorado corporation.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the Indenture for any Debt Securities, under the warrant agreement for any Debt Warrants or Common Stock Warrants, under the unit agreement for any Units, under the subscription rights agreement for any Subscription Rights, and under the subscription receipts agreement for any Subscription Receipts, namely, the trustees, the warrant agent, the unit agent or the rights agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such Indenture, warrant agreement, unit agreement, subscription rights agreement, or subscription receipts agreement, as applicable; that such Indenture, warrant agreement, unit agreement, subscription rights agreement, or subscription receipts agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such Indenture, warrant agreement, unit agreement, subscription rights agreement, or subscription receipts agreement, as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such Indenture, warrant agreement, unit agreement, subscription rights agreement, or subscription receipts agreement, as applicable.

McEwen Mining Inc.	- 3 -	November 3, 2023

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Colorado Business Corporation Act, as amended, and (ii) as to the opinions given in paragraphs (a), (c), (d), (e), (f) and (g) below, the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)       The Debt Securities (including any Debt Securities duly issued upon the exercise of Debt Warrants or Units) upon due execution and delivery of an Indenture relating thereto on behalf of the Company and the trustee named therein, and upon authentication by an Indenture trustee and due execution and delivery on behalf of the Company in accordance with the Indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Company.

(b)       The Common Shares (including any Common Shares duly issued upon the exchange or conversion of Debt Securities that are exchangeable for or convertible into Common Shares or upon the exercise of Common Stock Warrants or Units and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(c)       The Debt Warrants, upon due execution and delivery of a debt warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Debt Warrants by such warrant agent, and upon due execution and delivery of the Debt Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(d)       The Common Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Common Stock Warrants by such warrant agent, and upon due execution and delivery of the Common Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(e)       The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company, and upon due execution and delivery of such Units and the underlying securities that are components of such Units in accordance with any applicable unit agreement and the Indenture (in the case of underlying Debt Securities), debt warrant agreement (in the case of underlying Debt Warrants) or equity warrant agreement (in the case of underlying Common Stock Warrants), and assuming that the underlying securities that are components of such Units have been duly and properly authorized for issuance and constitute valid and binding obligations enforceable against the issuer thereof in accordance with their terms, such Units will constitute valid and binding obligations of the Company.

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(f)       The Subscription Rights, upon due execution and delivery of a subscription rights agreement relating thereto on behalf of the Company, and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, will constitute valid and binding obligations of the Company.

(g)       The Subscription Receipts, upon due execution and delivery of a subscription receipts agreement relating thereto on behalf of the Company, and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, will constitute valid and binding obligations of the Company.

The opinions expressed in Paragraphs (a), (c), (d), (e), (f) and (g) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP